As filed with the Securities and Exchange Commission on December 22, 2025.

Registration Statement No. 333-291156

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BNB Plus Corp.

(Exact name of registrant as specified in its charter)

Delaware	7380	59-2262718
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

50 Health Sciences Drive

Stony Brook, New York 11790

631-240-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Clay Shorrock

Chief Executive Officer

BNB Plus Corp.

50 Health Sciences Drive

Stony Brook, New York 11790

(631) 240-8801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Merrill M. Kraines

Todd Kornfeld

McDermott Will & Schulte LLP

One Vanderbilt Avenue

New York, NY 10017-3852

(212) 547-5616

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED DECEMBER 22, 2025

BNB Plus Corp.

Up to 18,728,341 Shares of Common Stock

This prospectus relates to the resale from time to time by the selling stockholders (the “Selling Stockholders”) identified in this prospectus under the caption “Selling Stockholders” of up to an aggregate of 18,728,341 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of BNB Plus Corp. (formerly known as Applied DNA Sciences, Inc.) (“we,” “us,” “our,” or the “Company”), consisting of (i) 2,549,573 Shares (the “Common Shares”) issued in the Cash Private Placement described below, (ii)  2,070,912 Shares (the “Cash Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants issued in the Cash Private Placement (the “Cash Pre-Funded Warrants”) at an exercise price of $0.0001 per Cash Pre-Funded Warrant Share, (iii) 3,444,191 Shares (the “Crypto Pre-Funded Warrant Shares” and, together with the Cash Pre-Funded Warrant Shares, the “Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants issued in the Crypto Private Placement described below (the “Crypto Pre-Funded Warrants” and, together with the Cash Pre-Funded Warrants, the “Pre-Funded Warrants”) at an exercise price of $0.0001 per Crypto Pre-Funded Warrant Share, (iv) 4,620,485 Shares (the “Series E-1 Warrant Shares”) issuable upon the exercise of Series E-1 Warrants issued in the Cash Private Placement (the “Series E-1 Warrants”) at an exercise price of $3.82 per Series E-1 Warrant Share, (v) 3,444,191 Shares (the “Series E-2 Warrant Shares” and, together with the Series E-1 Warrant Shares, the “Series E Warrant Shares”) issuable upon the exercise of Series E-2 Warrants issued in the Crypto Private Placement (the “Series E-2 Warrants” and, together with the Series E-1 Warrants, the “Series E Warrants”) at an exercise price of $3.82 per Series E-2 Warrant Share, (vi) 403,236 Shares (the “Placement Agent Warrant Shares”) issuable upon the exercise of warrants (the “Placement Agent Warrants”) issued to Lucid Capital Markets, LLC, the placement agent for the Cash Private Placement and the Crypto Private Placement (the “Placement Agent”), at an exercise price of $3.82 per Placement Agent Warrant Share, (vii) 1,986,634 Shares (the “Advisory Warrant Shares”) issuable upon the exercise of warrants (the “Advisory Warrants”) issued to Cypress Management LLC (the “Strategic Advisor”) at an exercise price of $3.82 per Advisory Warrant Share, and (viii) 209,119 Shares (the “Consultant Warrant Shares”) issuable upon the exercise of warrants (the “Consultant Warrants”) issued to Ground Tunnel Capital LLC (the “Consultant”) at an exercise price of $3.82 per Consultant Warrant Share.

We issued the Common Shares, Cash Pre-Funded Warrants and Series E-1 Warrants to certain of the Selling Stockholders in a private placement (the “Cash Private Placement”) pursuant to that certain Securities Purchase Agreement (the “Cash Securities Purchase Agreement”), dated as of September 29, 2025, by and among us and certain of the Selling Stockholders. We issued the Crypto Pre-Funded Warrants and Series E-2 Warrants to certain of the Selling Stockholders in a private placement (the “Crypto Private Placement” and, together with the Cash Private Placement, the “Private Placement”) pursuant to that certain Securities Purchase Agreement (the “Crypto Securities Purchase Agreement” and, together with the Cash Securities Purchase Agreement, the “Securities Purchase Agreements”), dated as of September 29, 2025, by and among us and certain of the Selling Stockholders. We issued the Placement Agent Warrants to the Placement Agent pursuant to that certain engagement letter, dated as of August 10, 2025 and as amended on September 9, 2025, by and between us and the Placement Agent. We issued the Advisory Warrants to the Strategic Advisor pursuant to that certain Strategic Advisor Agreement (the “Strategic Advisor Agreement”), dated as of September 29, 2025, by and between us and the Strategic Advisor. We issued the Consultant Warrants to the Consultant pursuant to that certain Consulting Agreement (the “Consulting Agreement”), dated as of September 23, 2025, by and between us and the Consultant.

The Cash Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Cash Pre-Funded Warrants issued in the Cash Private Placement are exercised in full. The Crypto Pre-Funded Warrants are exercisable on or after the later of (i) December 12, 2025, the date on which the Company obtained the approval required by the applicable rules and regulations of the Nasdaq Capital Market from the stockholders of the Company to permit the exercise of the securities issued and issuable under the Crypto Securities Purchase Agreement (the “Stockholder Approval Date”), and (ii) the date that the Subscription Amount (as defined below) is delivered in transferrable form reasonably acceptable to the Company with good and marketable title and is free and clear of any security interests, pledges, liens, restrictions, claims or encumbrances of any kind, and thereafter may be exercised at any time until all of the Crypto Pre-Funded Warrants issued in the Crypto Private Placement are exercised in full. The Series E-1 Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants are immediately exercisable for cash for a period of five years from the date of issuance and may also be exercised on a cashless basis at any time beginning six months after their initial issuance if, at the time of exercise, there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the underlying shares of Common Stock by the holder thereof. The Series E-2 Warrants are exercisable for cash on or after the later of (i) the Stockholder Approval Date and (ii) the date that the Subscription Amount is delivered in transferrable form reasonably acceptable to the Company with good and marketable title and is free and clear of any security interests, pledges, liens, restrictions, claims or encumbrances of any kind, and on or prior to 5:00 p.m. (New York City time) on the five year anniversary of such date, and may also be exercised on a cashless basis at any time beginning six months after their initial issuance if, at the time of exercise, there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the underlying shares of Common Stock by the holder thereof.

The closing of the Cash Private Placement and the issuance and sale of the Placement Agent Warrants, Advisory Warrants and Consultant Warrants was consummated on October 3, 2025. The closing of the Crypto Private Placement was consummated on October 21, 2025.

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. We will not receive any proceeds from the resale or other disposition of such securities by the Selling Stockholders. However, we will receive the proceeds of any cash exercise of the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants. See “Use of Proceeds” beginning on page 46 and “Plan of Distribution” beginning on page 50 of this prospectus for more information.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “BNBX.” The closing price of the Common Stock on December 18, 2025, as reported by The Nasdaq Capital Market, was $2.26 per share.

We are a “smaller reporting company,” as defined under the federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings. See the section titled “Implications of Being a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is                , 2025.

i

About this Prospectus

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided or incorporated by reference in this prospectus, or in a related free writing prospectus, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any related free writing prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any related free writing prospectus. This prospectus and any related free writing prospectus, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any related free writing prospectus, if any, constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any related free writing prospectus, if any, is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any related free writing prospectus is delivered or securities are sold on a later date.

We have not done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about and to observe any restrictions relating as to this offering and the distribution of this prospectus and any such free writing prospectus outside the United States.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Prospectus Summary

This summary highlights certain information about us, this offering and the documents we incorporate by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. After you carefully read this summary, to fully understand our Company and this offering and its consequences to you, you should read this entire prospectus including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 13, as well as the other documents that we incorporate by reference into this prospectus, including our financial statements and the notes to those financial statements, which are incorporated herein by reference from our Annual Report on Form 10-K for the year ended September 30, 2025, filed on December 19, 2025. Please read “Where You Can Find More Information” on page 85 of this prospectus. Except as otherwise indicated, all share and per share information in this prospectus gives effect to, as applicable, (i) the reverse stock split of the Company’s Common Stock which was effected at a ratio of one-for-fifty on March 14, 2025 and (ii) the reverse stock split of the Company’s Common Stock which was effected at a ratio of one-for-fifteen on June 2, 2025.

Our Company

Overview

We are a digital asset treasury (“DAT”) company that has adopted BNB, the native cryptocurrency of the Binance blockchain ecosystem as our primary reserve asset. By using proceeds from financings, as well as potential cashflow from our operations, we seek to strategically accumulate BNB and utilize the accumulated BNB as a productive treasury asset to produce yield via Binance native and other decentralized (DeFi) finance opportunities.

In addition, via our LineaRx, Inc. subsidiary (“LineaRx”), we are commercializing proprietary nucleic acid production solutions for the biopharmaceutical and diagnostics markets. Our nucleic acid production solutions enable cell-free manufacturing of deoxyribonucleic acid (“DNA”) and ribonucleic acid (“RNA”), which are essential components for a new generation of advanced biotherapeutics, such as gene therapies, adoptive cell therapies, messenger RNA therapeutics and DNA vaccines, as well as diagnostic applications.

BNB Strategy

We launched our DAT strategy in October 2025 with the closing of the Private Placement. Our current strategy is to primarily focus our resources on our BNB-focused DAT strategy wherein we manage digital assets, primarily in the native cryptocurrency of the Binance Coin blockchain commonly referred to as “BNB”, including staking, restaking, and liquid staking of BNB, and participation in other unique Binance ecosystem and DeFi yield opportunities to contribute the BNB to the Company’s treasury operations (together, the “BNB Strategy”). The Company is using the net proceeds from the Private Placement primarily for the continued development and implementation of our BNB Strategy, as well as for working capital and general corporate purposes. No assurance can be given that we will be successful in our BNB Strategy. Currently, the Company is in the process of accumulating BNB tokens and building the framework necessary to implement its BNB Strategy.

Once launched, we believe our BNB Strategy can produce potential yield via the implementation of one or more of the below strategies:

•	Participation in the Binance Launch Pool: Receive airdrops of new project tokens listing on Binance via staking our BNB to the Binance Launch Pool. Airdrops are immediately sold to generate potential yield.

•	Native Staking on Binance Smart Chain: Stake our BNB to various validators to support the network’s proof of stake authority (PoSa) consensus mechanism resulting in potential transaction fees and block rewards.

•	Liquidity Providing: Provide liquidity on the largest BNB DEX between Lista Dao (liquid staking derivative token) and BNB to generate potential yield from swap fees.

•	BNB Collateralization: Opportunistically collateralize our BNB and borrow stable coins to engage in non-directional DeFi strategies to produce potential yield.

In addition, the Company currently holds units of OBNB Osprey BNB Chain Trust (OTCMKTS: OBNB) (the “Trust Units”). The Company plans to pursue opportunities to sell the Trust Units for cash to purchase additional BNB that will be used to further our BNB Strategy. Alternatively, the Company seeks to access Trust Units’ underlying BNB assets in coordination with the administrator of the OBNB Osprey BNB Chain Trust and if successful, use the redeemed BNB assets to further its BNB Strategy. Please see more about the Trust Units in the “OBNB Trust Units” section below.

Private Placement

As previously disclosed in our Current Reports on Forms 8-K filed on September 29, 2025, October 1, 2025, and October 23, 2025, the Company completed the Cash Private Placement on October 3, 2025 and completed the Crypto Private Placement on October 21, 2025. In connection with the Cash Private Placement, the Company entered into the Cash Securities Purchase Agreement with certain of the Selling Stockholders, pursuant to which the Company sold and issued such Selling Stockholders, at an offering price of $3.32 per share, an aggregate of 4,620,485 Common Shares (and/or Cash Pre-Funded Warrants in lieu thereof), and Series E-1 Warrants to purchase 4,620,485 shares of our Common Stock at a per share exercise price of $3.82. In connection with the Crypto Private Placement, the Company entered into the Crypto Securities Purchase Agreement with certain of the Selling Stockholders, pursuant to which the Company sold and issued to such Selling Stockholders 3,444,191 Crypto Pre-Funded Warrants, at an offering price of $3.32 per share, to purchase shares of our Common Stock at a per share exercise price of $0.0001 and 3,444,191 Series E-2 Warrants at a per share exercise price of $3.82. In the Cash Private Placement, the purchasers tendered U.S. dollars or the cryptocurrency stablecoin issued by Circle Internet Group, Inc. commonly referred to as “USDC” to the Company as consideration for the Common Shares and/or Cash Pre-Funded Warrants and the Series E-1 Warrants. In the Crypto Private Placement, the purchasers tendered units of Osprey BNB Chain Trust (OTCMKTS: OBNB) as consideration, with the Company receiving 0.126 units per Crypto Pre-Funded Warrant or Series E-2 Warrant sold. Lucid Capital Markets, LLC acted as sole placement agent for the Private Placement.

Upon the closing of the Private Placement, the Company received $26.7 million with the potential for up to an additional $30.8 million in gross proceeds in future investment from warrant exercises, for total gross proceeds of up to $57.6 million.

The Cash Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Cash Pre-Funded Warrants issued in the Cash Private Placement are exercised in full. The Crypto Pre-Funded Warrants are exercisable on or after the later of (i) the Stockholder Approval Date and (ii) the date that as to each purchaser, the aggregate amount to be paid for warrants purchased under the Crypto Securities Purchase Agreement as specified below such purchaser’s name on the signature page of the Crypto Securities Purchase Agreement and next to the heading “Subscription Amount” thereof in the cash equivalent of crypto-currency (or trust units or interests that that hold crypto-currency) acceptable (in form and value) to the Company and the Placement Agent in their sole discretion, minus, such purchaser’s aggregate exercise price of the Crypto Pre-Funded Warrants, which amounts shall be paid as and when such Crypto Pre-Funded Warrants are exercised (the “Subscription Amount”) is delivered in transferrable form reasonably acceptable to the Company with good and marketable title and is free and clear of any security interests, pledges, liens, restrictions, claims or encumbrances of any kind, and thereafter may be exercised at any time until all of the Crypto Pre-Funded Warrants issued in the Crypto Private Placement are exercised in full. The Series E-1 Warrants are immediately exercisable for cash for a period of five years from the date of issuance and may also be exercised on a cashless basis at any time beginning six months after their initial issuance if, at the time of exercise, there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the underlying shares of Common Stock by the holder thereof. The Series E-2 Warrants are exercisable for cash on or after the later of (i) the Stockholder Approval Date and (ii) the date that the Subscription Amount is delivered in transferrable form reasonably acceptable to the Company with good and marketable title and is free and clear of any security interests, pledges, liens, restrictions, claims or encumbrances of any kind, and on or prior to 5:00 p.m. (New York City time) on the five year anniversary of such date, and may also be exercised on a cashless basis at any time beginning six months after their initial issuance if, at the time of exercise, there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the underlying shares of Common Stock by the holder thereof.

In connection with the Cash Securities Purchase Agreement, the Company and the purchasers party thereto entered into a Registration Rights Agreement (the “Cash Registration Rights Agreement”) on September 29, 2025. In connection with the Crypto Securities Purchase Agreement, the Company and the purchasers party thereto entered into a Registration Rights Agreement (the “Crypto Registration Rights Agreement” and, together with the Cash Registration Rights Agreement, the “Registration Rights Agreements”) on September 29, 2025. Pursuant to the Registration Rights Agreements, the Company agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) within thirty days of the applicable closing date registering, as applicable, the resale of our Common Stock sold in the Private Placement or underlying the Cash Pre-Funded Warrants, the Crypto Pre-Funded Warrants and the Series E Warrants.

Overview of BNB and the BNB Ecosystem

BNB is the native cryptocurrency of the Binance blockchain ecosystem, powering the BNB Chain blockchain platform. BNB supports a broad range of decentralized finance (DeFi) applications, non-fungible tokens (NFTs), gaming, payments, staking, and governance activities.

BNB operates on a consensus mechanism called Proof of Staked Authority (PoSA), which combines delegated proof of stake with proof of authority. The publicly reported maximum theoretical transactions per second on the BNB Chain currently exceeds 2,000, with sub-second block times. Gas fees on BNB Chain are relatively low, around $0.01 per transaction, facilitating wide user participation and enabling micro-transactions by making a wide range of activities more economically viable for users.

The BNB ecosystem includes several integrated chains—BNB Smart Chain for general decentralized applications (“dApps”), opBNB with optimistic rollups optimized for DeFi and gaming, and BNB GreenField for decentralized storage solutions.

BNB serves multiple functions:

•	Paying transaction fees (gas) across the BNB Chain ecosystem;
•	Staking to secure the network;
•	Participating in network governance;
•	Enabling access to Binance Launchpad and other Binance services; and
•	Supporting DeFi protocols and NFT marketplaces within the ecosystem.

The BNB ecosystem benefits from Binance’s position as the world’s largest cryptocurrency exchange, providing exchange-to-blockchain onboarding. Recent upgrades in 2025 to the BNB Chain include faster sub-second transaction speeds, gasless transactions via an expanded “megafuel” system (which allows third parties to pay gas fees on behalf of users in stablecoins or BEP-20 tokens), expanded anti-MEV protections (techniques designed to prevent “Maximal Extractable Value” (MEV) exploitation), and native liquid staking that aims to enhance validator participation and network security, according to Binance.

The BNB Chain has implemented a burn policy, which is designed to reduce the total supply of BNB from 200 million to 100 million tokens. According to Binance, there are two distinct methodologies through which BNB can be burnt: the quarterly BNB burning event and a percentage of the BNB used as gas fees on the BNB Chain. Since December 2021, the auto-burn system calculates quarterly burns based on BNB’s price and BNB Chain block production, replacing the earlier method of using 20% of Binance’s profits for buybacks. Additionally, since November 2021, the BEP-95 upgrade burns a portion of the gas fees on the BNB Chain in real-time, proportional to network activity. Burned tokens are sent to an irretrievable blockchain address and cannot be reissued, with transactions publicly verifiable on the BNB Chain. According to Binance, the BNB burn policy is intended to have a deflationary effect, potentially increasing the value and price of BNB. As of October 2025, approximately 37 million BNB reportedly remain to be burned to reach the 100 million target. While these burn mechanisms are publicly disclosed by Binance, they are subject to change, as they are administered by Binance and BNB Chain validators, which are outside of the Company’s control, and they may not achieve their intended deflationary effect. U.S. regulators have scrutinized burn mechanisms in past enforcement actions, with the SEC citing issuer-controlled burn programs as evidence of efforts to influence a cryptocurrency’s value consistent with securities characteristics. If regulators were to reach a similar conclusion regarding BNB’s burn mechanism, it could increase the likelihood that BNB would be classified as a security and subject to heightened regulatory restrictions, adversely affecting its liquidity and price.

While the Binance ecosystem continues to grow with expanding developer activity, diverse use cases, and increasing institutional interest, it faces risks common to the cryptocurrency space, including regulatory uncertainties, technological competition, and market volatility. In addition, a significant majority of the daily BNB trading volume occurs on the Binance Exchange, which is controlled by Binance, the original distributors of BNB. Further, most of the BNB in circulation has been reported to be held by the founder and former controller of Binance. As a result, trading activity by these parties could impact the price and trading volume of BNB on the Binance Exchange. While Binance and its former controller have indicated that they and their respective related entities do not actively trade BNB or undertake gross or net purchasing activities to support its price or increase trading volume, publicly available information is insufficient to enable a conclusion as to whether trading activity in BNB on the Binance Exchange by such parties (or others) is occurring in compliance with the Binance Exchange’s policies and procedures or having a material impact on the price and trading volume of BNB on the Binance Exchange or other secondary markets. Additionally, to the Company’s knowledge, Binance and its founder are not subject to trading restrictions in respect of BNB; as such, prior conduct and indications of current intent are not necessarily indicative of actual or future trading activities by these parties. Recently, certain market participants have alleged potential manipulation of the price of BNB by the Binance Exchange. In addition, if Binance or its founder were to liquidate significant portions of their holdings, or if market participants perceived that such liquidations might occur, the price of BNB could be materially and adversely affected. Any allegations of BNB price or volume manipulation could result in regulatory actions against such parties and/or loss of confidence in BNB, and/or Binance generally, which could negatively impact the price of our Common Stock. Our dependence on Binance and its affiliates for the health and credibility of the BNB ecosystem will also subject us to material counterparty, reputational, and regulatory risks outside of our control. See the “Summary of Risk Factors” and “Risk Factors” sections of this prospectus supplement and our Annual Report on Form 10-K filed on December 19, 2025 for more information about the risks related to cryptocurrencies such as BNB.

Custody of our BNB

Currently, we hold all of our BNB in a custody account at U.S.-based, institutional-grade custodians that have demonstrated records of regulatory compliance and information security. As we accumulate BNB, we plan to custody our BNB across multiple U.S. and international custodians to diversify our potential risk exposure to any one custodian.

OBNB Trust Units

Currently, a significant amount of our BNB exposure comes from our ownership of units of OBNB Trust Units. The Company, as a holder of the Trust Units, may not be able to sell, transfer or assign its Trust Units other than in limited circumstances. The Trust Units are quoted in the over-the-counter market, but trading volume may be very limited. In addition, as a holder of Trust Units, the Company has no rights to force the liquidation and/or redemption of the Trust Units and receive the underlying BNB. Therefore, the Trust Units are potentially illiquid and the Company, as the holder of Trust Units, may have limited ability to realize their value or underlying BNB.

Strategic DAS Agreement

In connection with the Private Placement, on September 29, 2025, the Company entered into a Strategic Digital Assets Services Agreement (the “Strategic DAS Agreement”) with Cypress LLC, a Puerto Rico limited liability company (the “Services Provider”), pursuant to which the Company appointed the Services Provider to provide discretionary asset management services (i) in compliance with the Company’s BNB Strategy, (ii) with respect to any other cryptocurrency or digital asset strategies subject to the Company’s approval, in each case, solely with respect to the Account Assets (as defined below) in the accounts or cryptocurrency “wallets” identified by the Company after consultation with the Services Provider (collectively, the “Account”) for an initial term of five years, which will automatically and without further action renew for successive one year terms unless the Company or the Services Provider notifies the other in writing of its desire not to renew the Strategic DAS Agreement at least thirty days prior to the expiration of the term in effect (a “Non-Renewal Determination”).

The assets subject to the Strategic DAS Agreement consist of (i) the proceeds of the Private Placement, and (ii) any additional assets designated by the Company as “Account Assets” in writing, in each case which the Company agrees it has placed or will place into the Account, as well as all investments or reinvestments thereof, proceeds of, income on and additions or accretions to same, including all assets which are or were in the Account, but which are staked from time to time in accordance with the Strategic DAS Agreement (together, the “Account Assets”). The Account Assets will be held in cryptocurrency wallets established and controlled by the Company, to which the Services Provider has restricted and trade-only access. Title to the Account and all Account Assets shall be held in the name of the Company, provided that for convenience in buying, selling and exchanging assets, with the consent of the Company, title to such assets may be held in the name of a third-party custodian acceptable to the Company and the Services Provider (the “Custodian”).

The Services Provider will be compensated according to a management and incentive fee schedule as set forth in the Strategic DAS Agreement and as described below. The Company is responsible for all reasonable and documented expenses related to the operation of the Account, including custodial fees, bank service fees, brokerage commissions and all other brokerage transaction costs, clearing and settlement fees, interest and withholding or transfer taxes incurred in connection with trading for the Account, and any other reasonable and documented fees and expenses related to the trading and investment activity of the Account. The Services Provider does not provide advice with respect to, or manage, and the Account Assets shall not include any assets reasonably known to Services Provider to be, “investment securities” as defined under the Investment Company Act of 1940 (the “Investment Company Act”) or “commodity interests” as defined under the Commodity Exchange Act of 1936, as amended (the “CEA”). In addition, the arrangement is structured to avoid requiring (i) the registration of either the Account, the Company, the Services Provider or any of their respective affiliates as an investment company under the Investment Company Act, (ii) the registration of Services Provider or any of its affiliates as an investment adviser under the United States Investment Advisers Act of 1940, as amended, (iii) the Account or the Company or any of its affiliates to become a “commodity pool” as defined in the CEA and (iv) the Services Provider or any of its affiliates to register as a commodity pool operator or commodity trading advisor pursuant to the CEO or to become a member of the National Futures Association.

As set forth in the Strategic DAS Agreement, the Company has agreed to pay to the Services Provider a fixed-rate management fee accrued and payable monthly (prorated for partial months) in arrears, equal to 1/12 of 1.25% per annum multiplied by the net asset value of the Account as of the last day of each month, before taking into account the estimated accrued incentive fee (as described below), if any. The management fee shall be payable within fifteen days of the Company’s receipt of an invoice from the Services Provider after the end of each month. In addition, the Company has agreed to pay to the Services Provider an incentive fee for each Incentive Period (as defined in the Strategic DAS Agreement) relating to the Account equal to 10% on net returns, multiplied by the amount, if any, by which the increase in net asset value of the Account during such Incentive Period (excluding any amounts contributed to or withdrawn from the Account during such Incentive Period) exceeds the sum of (x) net asset value for the Account as of the later of the effective date of September 29, 2025 and the last time an incentive fee was paid in respect of the Account and (y) the aggregate management fees, to the extent not included in the calculation of net asset value, to Services Provider during such Incentive Period.

The Strategic DAS Agreement has an initial term of five years. The Strategic DAS Agreement may be terminated by (i) either the Company or the Services Provider upon thirty days’ prior written notice for Cause (as defined in the Strategic DAS Agreement); (ii) by either the Company or the Services Provider, without Cause, effective as of the end of the initial term of the Strategic DAS Agreement or any renewal period, upon at least thirty days’ prior written notice of non-renewal; or (iii) by the Services Provider if it becomes unlawful under any applicable law for Services Provider to perform any or all of its obligations under the Strategic DAS Agreement, in which case the Services Provider shall immediately suspend its performance of all unlawful obligations under the Strategic DAS Agreement and terminate it with three days’ prior written notice to the Company. If the Strategic DAS Agreement is terminated by the Company for any other reason than with respect to the Services Provider’s Cause or pursuant to clause (ii) of the immediately preceding sentence, or by the Services Provider with respect to the Company’s Cause, the Company shall pay liquidated damages to the Services Provider in an amount equal to all fees and other compensation that would have accrued to Services Provider under the Strategic DAS Agreement from the date of the termination through the end of the then-current term (assuming a net asset value of the Accounts as of the date of termination, plus the Assumed Return on Investments (as defined in the Strategic DAS Agreement)), paid monthly throughout the term in effect in accordance with the Strategic DAS Agreement.

The Services Provider is not authorized to act as custodian of the Company’s assets, nor to take possession, title or authority to any Account Assets. The Services Provider may provide similar services to other clients, and the Services Provider or its affiliates may engage in transactions for their own accounts. The Strategic DAS Agreement contains customary representations, warranties, confidentiality, indemnification and limitation of liability provisions, and is governed by the laws of the State of New York.

Strategic Advisor Agreement

In connection with the Private Placement, on September 29, 2025, the Company entered into the Strategic Advisor Agreement the Strategic Advisor, pursuant to which the Company appointed the Strategic Advisor to provide strategic advice, guidance and technical advisory services relating to the Company’s business, operations, growth initiatives and industry trends in the crypto technology sector for an initial term of five years, which will automatically and without further action renew for successive one year terms unless the Company or the Strategic Advisor notifies the other in writing of its desire not to renew the Strategic Advisor Agreement at least thirty days prior to the expiration of the term in effect. The Strategic Advisor or the Company may terminate the Strategic Advisor Agreement immediately upon written notice to the other party if the Company or the Strategic Advisor, as applicable, materially breaches the Strategic Advisor Agreement and fails to cure such breach within thirty days after receipt of such written notice. Either the Company or the Strategic Advisor may terminate the Strategic Advisor Agreement by mutual agreement at any point during the term. Either the Company or the Services Provider may terminate the Strategic Advisor Agreement by giving a termination notice to the other party if the other party (a) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws that is not released within sixty days after filing, (b) proposes any dissolution, composition or financial reorganization with creditors or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to all or substantially all property or business of such party, or (c) makes a general assignment for the benefit of creditors, and such termination would become effective ten days after receipt of the termination notice. The Strategic Advisor Agreement shall automatically terminate upon termination of the Strategic DAS Agreement.

Pursuant to the terms of the Strategic Advisor Agreement, the Company will pay a monthly fee of $60,000 to the Strategic Advisor and issued the Advisory Warrants to the Strategic Advisor in an aggregate amount equal to 1,986,634 shares of our Common Stock. The exercise price per share of the Advisory Warrants is equal to a 15% premium to the price of the shares of our Common Stock at the closing of the Private Placement and may be issued to certain designees of the Strategic Advisor in its sole discretion. The Advisory Warrants are exercisable for cash, in whole or in part, at any time and from time to time, for a period of five years from the date of issuance and may also be exercised on a cashless basis at any time beginning six months after their initial issuance if, at the time of exercise, there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the underlying shares of our Common Stock by the holder thereof. The Strategic Advisor Agreement also contains customary representations and warranties, confidentiality provisions and limitations on liability.

Consulting Arrangements

In order to support the implementation of its BNB-focused treasury strategy, on September 23, 2025, the Company entered into the Consulting Agreement with the Consultant and an additional consulting agreement (collectively, the “Consulting Arrangements”) with the Consultant, pursuant to which the Company (i) engaged the Consultant to provide certain advisory and marketing services and (ii) will receive premium sponsorship benefits at all SALT conferences globally for a period of thirty-six months. The Consultant Arrangements have a term of three years and shall terminate on September 23, 2028. Pursuant to the Consulting Arrangements, the Consultant shall be paid a fee of (a) $1,000,000 and (b) $250,000 paid quarterly from December 2025 until September 2027. In addition, immediately following the closing of the Cash Private Placement, the Consultant received the Consultant Warrants exercisable for a number of shares of Common Stock equal to 1% of the fully diluted outstanding equity of the Company as of immediately following the closing of the Cash Private Placement. The exercise price per share of the Consultant Warrants is equal to 115% of the per-share purchase price under the Securities Purchase Agreements and the Consultant Warrants have a term of five years from the date of issuance.

Formation of Build & Build, LLC

On October 19, 2025, we formed Build & Build, LLC, a Delaware limited liability company and a 100% owned subsidiary of the Company (“Build & Build”), in connection with our BNB Strategy. Pursuant to our BNB Strategy, Build & Build will be used to house certain cryptocurrency assets of the Company.

Formation of BNBX Ltd.

On November 26, 2025, we formed BNBX Ltd., a wholly owned subsidiary organized under the laws of the British Virgin Islands (B.V.I.) in connection with our BNB Strategy. Pursuant to our BNB Strategy, BNBX Ltd. will be used to house certain cryptocurrency assets of the Company.

LineaRx Business Strategy

Through LineaRx, our 98% owned subsidiary, we are developing and commercializing our LineaDNA and Linea IVT platforms for the manufacture of synthetic DNA and associated enzymes for use in the production of nucleic acid-based therapeutics (the “Therapeutic DNA Production Services”).

Our nucleic-acid production solutions enable the rapid and efficient cell-free manufacturing of high-quality DNA and RNA, which are essential components for a new generation of advanced biotherapeutics such as gene therapies, personalized medicine, adoptive cell therapies and messenger RNA (“mRNA”) and DNA-based vaccines, as well as in vitro diagnostic (“IVD”) applications.

The Company has developed three distinct and complementary technology solutions:

•	LineaDNA™: A proprietary, cell-free DNA production system that uses a large-scale polymerase chain reaction (“PCR”) process. This technology allows for the rapid and efficient production of high-fidelity synthetic DNA without the use of living cells. The resulting DNA can be used in the manufacturing of various biotherapeutics, serve as the starting material for mRNA therapeutics and vaccines, and as a critical component of IVDs.

•	LineaRNAP™: A next-generation RNA polymerase (“RNAP”) used to transform DNA into mRNA. Our RNAP is engineered with a patented DNA-binding domain that we believe results in high mRNA yields and reduced double-stranded RNA (dsDNA) contamination, a common problematic byproduct produced during mRNA production.

•	LineaIVT™: An integrated system that combines the Company’s LineaDNA and LineaRNAP technologies. This innovative solution simplifies the mRNA production workflow resulting in a streamlined production process with fewer impurities than traditional methods.

Our business strategy is to continue advancing our nucleic acid production solutions to support potential future sales and/or licensing agreements of our LineaRx business and/or its technology solutions with third-party partners.

LineaDNA

LineaDNA is our core enabling technology for rapid, efficient, and scalable cell-free manufacture of high-fidelity synthetic DNA sequences used in the manufacturing of a broad range of biotherapeutics. The LineaDNA platform enzymatically produces a linear form of synthetic DNA we call “LineaDNA” that is an alternative to plasmid-based DNA manufacturing technologies that have supplied the DNA used in biotherapeutics for the past 40 years. LineaDNA can be quickly produced in batches ranging from milligram to grams under a variety of controlled manufacturing processes including research use only (“RUO”), good laboratory practices (“GLP”) and good manufacturing practices (“GMP”).

We believe LineaDNA holds several important advantages over existing cell-based plasmid DNA manufacturing platforms. Plasmid-based DNA manufacturing is based on the complex, costly and time-consuming biological process of amplifying DNA in living bacterial cells. Once amplified, the DNA must be separated from the living cells and other process contaminants via multiple rounds of purification, adding further complexity and costs. Unlike plasmid-based DNA manufacturing, LineaDNA does not require living cells and instead amplifies DNA via the exponential enzymatic process of PCR. The LineaDNA platform is simple, scalable and can rapidly produce large quantities of DNA with minimal purification steps.

Preclinical studies conducted by the Company have shown that LineaDNA is substitutable for plasmid DNA in numerous biotherapeutic applications, including:

•	DNA vaccines;

•	DNA templates to produce RNA, including mRNA therapeutics;

•	adoptive cell therapy (CAR-T) manufacturing; and

•	homology-directed repair (HDR)-mediated gene editing.

Further, we believe that LineaDNA is also substitutable for plasmid DNA in the following nucleic acid-based therapies:

•	viral vector manufacturing for in vivo and ex vivo gene editing;

•	clustered regularly interspaced short palindromic repeats-mediated gene therapy (CRISPR); and

•	non-viral gene therapy.

LineaRNAP

mRNA therapeutics are produced via a process called in vitro transcription (“IVT”) that requires a DNA template and RNAP as starting materials. Typically, the RNAP is derived from the T7 bacteriophage (“WT-T7”). LineaRNAP is a patented next generation WT-T7-based RNAP engineered with a proprietary DNA-binding domain resulting we believe in high mRNA yields, increased mRNA integrity and reduced double-stranded RNA (dsDNA) contamination as compared to conventional WT-T7. LineaRNAP is engineered for use either as a direct replacement for WT-T7 in conventional IVT workflows or with chemically modified LineaDNA templates and a proprietary reaction buffer, the latter marketed as our LineaIVT platform.

Company data shows that when used in conventional IVT systems (either using synthetic DNA or plasmid DNA templates), LineaRNAP results in higher mRNA yields, lower dsRNA contamination and higher mRNA integrity when compared to WT-T7. The Company seeks to commercialize LineaRNAP as a standalone product sold to third parties for use in mRNA production workflows that use either synthetic or plasmid DNA templates.

LineaRNAP is produced for the Company under an ISO 13485 quality system by Alphazyme, LLC (“Alphazyme”), a third-party Contract Development and Manufacturing Organization (“CDMO”) located in the United States, which the Company believes is sufficient for early-stage clinical use of the enzyme. In conjunction with Alphazyme, the Company completed manufacturing process development work on its LineaRNAP to increase the production scale of the enzyme and reduce unit costs.

LineaIVT

LineaIVT is an innovative integrated system for mRNA manufacturing input materials that combines: (i) the Company’s chemically modified LineaDNA IVT templates; (ii) LineaRNAP; and (iii) a proprietary IVT reaction buffer to simplify mRNA workflows and reduce dsRNA.

The LineaIVT platform leverages our patented LineaRNAP’s DNA binding domain to chemically bind to chemically modified LineaDNA IVT templates, enabling the use of a proprietary IVT reaction buffer. Internal data shows that the LineaIVT system can reduce dsRNA contamination between 10x and 50x as compared to conventional system for the manufacture of mRNA while achieving equivalent or greater target mRNA yields.

We believe the key advantages of the LineaIVT platform include:

•	The reduction of dsRNA contamination resulting in higher target mRNA yields with the potential to reduce downstream processing steps. dsRNA is a problematic immunogenic byproduct produced during conventional mRNA manufacture;

•	delivery of LineaDNA IVT templates in as little as 14 days for milligram scale and 30 days for gram scale;

•	reduced manufacturing complexities through single sourcing and potentially reduced mRNA purification requirement to meet target quality standards; and

•	potentially enabling mRNA manufacturers to produce mRNA drug substance in less than 45 days.

Recent Developments

Special Meeting of Stockholders

On December 12, 2025, the Company held a special meeting of stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved (i) the issuance of shares of Common Stock upon exercise of the Crypto Pre-Funded Warrants and the Series E-2 Warrants, in accordance with Nasdaq Listing Rules 5635(a) and 5635(d), (ii) an amendment to the Company’s certificate of incorporation (the “Charter Amendment”) to increase the number of authorized shares of Common Stock from 200,000,000 to 500,000,000 and (iii) an amendment to the Company’s 2020 Equity Incentive Plan to increase the number of authorized shares of Common Stock reserved for issuance by 5,000,000 shares. The Company has discretion on whether and when to file the Charter Amendment and, as of the date of this report, has made no decision.

Nasdaq Ticker Change; Amendments to Articles of Incorporation – Name Change

Effective October 7, 2025, the Company changed its ticker symbol on the Nasdaq Capital Market from “APDN” to “BNBX”.

Effective November 13, 2025, the Company changed its name to BNB Plus Corp., pursuant to an amendment to its certificate of incorporation adopted by the Company’s Board and filed with the Secretary of the State of Delaware.

Josh Kruger Appointed Chairman of the Board

On November 6, 2025, the Board, upon recommendation of the Nominating Committee of the Board, appointed Joshua Kruger to serve as its Chairman and as a Director. At the time of Mr. Kruger’s appointment, the Board had a vacancy as the result of the previously disclosed resignation on September 29, 2025 of Sanford R. Simon. Mr. Kruger replaced Judith Murrah as Chairperson, who voluntarily resigned from her position as Chairperson of the Board effective November 6, 2025. Ms. Murrah will continue to serve as a Director of the Company. Ms. Murrah’s resignation as Chairperson is not the result of any dispute or disagreement with the Company or the Board on any matter relating to the Company’s operations, policies or practices. The Board determined that Mr. Kruger does not satisfy the independence criteria set forth in the Nasdaq rules and is not “independent” for purposes of serving on the Board. Mr. Kruger is a member of the Services Provider and Strategic Advisor, which together provides services to the Company for compensation of approximately $720,000 on an annual basis.

At the Market Offering

On November 4, 2025, the Company entered into an At The Market Offering Agreement (the “ATM Agreement”) with Lucid Capital Markets, LLC, as sales agent (the “Agent”), pursuant to which we may, from time to time, offer and sell shares of our common stock, with an aggregate offering price of up to $8,157,932 through the Agent. Subject to the terms and conditions of the Agreement, the Agent will use its commercially reasonable efforts to sell the Shares from time to time, based upon the Company’s instructions. The Company has no obligation to sell any of the Shares, and may at any time suspend sales under the Agreement or terminate the Agreement in accordance with its terms. The Company has provided the Agent with customary indemnification rights. The Agreement contains customary representations and warranties, and the Company is required to deliver customary closing documents and certificates in connection with sales of the shares of common stock. As of December 15, 2025, the Company has sold 10,759 shares of common stock with net proceeds of $31,791, after deducting commissions of $983.

Chief Investment Officer

On October 1, 2025, we appointed Patrick Horsman, an affiliate of the Services Provider and Strategic Advisor, as the Chief Investment Officer of the Company. Mr. Horsman receives monthly consulting compensation of $29,167 for serving as the Company’s Chief Investment Officer but is not an executive officer of the Company. Mr. Horsman is also a member of the Strategic Advisor, which together with its affiliates provides services to the Company for compensation of approximately $720,000 on an annual basis.

Significant Addition to BNB Treasury Strategy

On December 9, 2025, the Company announced that it had opportunistically deployed approximately $3 million to acquire additional BNB tokens at an average price of approximately $895 per token, further strengthening the Company’s yield focused BNB treasury strategy. As of December 15, 2025, the Company holds a total of approximately 18,830 BNB through direct holdings and OBNB Trust Units.

Company Information

We are a Delaware corporation, which was initially formed in 1983 under the laws of the State of Florida as Datalink Systems, Inc. In 1998, we reincorporated in the State of Nevada, and in 2002, we changed our name to Applied DNA Sciences, Inc. On December 17, 2008, we reincorporated from the State of Nevada to the State of Delaware. On November 13, 2025 we changed our Company name to our current name, BNB Plus Corp.

Our corporate headquarters are located at the Long Island High Technology Incubator at Stony Brook University in Stony Brook, New York, where we have established laboratories for the manufacture and development of our nucleic acid production solutions. The mailing address of our corporate headquarters is 50 Health Sciences Drive, Stony Brook, New York 11790, and our telephone number is (631) 240-8800.

Available Information

Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we file or furnish, as applicable, annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov. We make available on our website at www.bnb.plus and www.adnas.com, free of charge, copies of these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information in or accessible through the websites referred to above is not incorporated into, and is not considered part of, this prospectus. Further, our references to the URLs for these websites are intended to be inactive textual references only.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” as defined in the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our Common Stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our Common Stock) or a public float (based on our Common Stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

We may choose to take advantage of some, but not all, of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

Summary of the Offering

Shares offered by the Selling Stockholders	18,728,341 Shares held by the Selling Stockholders.

Common Stock outstanding prior to this offering	4,365,541 of Common Stock.

Common Stock to be outstanding after this offering	20,544,309 shares of Common Stock.

Use of proceeds	We will not receive any proceeds from the Shares offered by the Selling Stockholders under this prospectus. However, we will receive the proceeds of any cash exercise of the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants. We intend to use the net proceeds from any cash exercise of these warrants primarily for the continued development and implementation of our BNB Strategy, as well as for working capital and general corporate purposes. See “Use of Proceeds.”

Plan of Distribution	The Selling Stockholders will determine when and how they sell all or a portion of the Shares offered pursuant to this prospectus as described in the section titled “Plan of Distribution.”
Risk factors	You should carefully read and consider the information set forth under “Risk Factors” and other information included in this prospectus before deciding to invest in our securities.

Market for Common Stock	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “BNBX.”

The discussion and tables above are based on 4,365,541 shares of our Common Stock outstanding as of December 15, 2025, and exclude the following:

•	16,178,768 shares of our Common Stock issuable upon exercise of the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants;

•	169,067 shares of our Common Stock issuable upon exercise of options outstanding as of December 15, 2025, with a weighted average exercise price of $402.22 per share;

•	199,928 restricted stock units (“RSUs”) outstanding as of December 15, 2025;

•	2,938,001 shares of our Common Stock issuable upon exercise of May 2024 Series A Warrants (as defined below) outstanding as of December 15, 2025, with an exercise price of $5.13 per share;

•	18,410 shares of our Common Stock issuable upon exercise of May 2024 Series A warrants, as amended outstanding as of December 15, 2025, with an adjusted exercise price of $2.91 per share;

•	27,084 shares of our Common Stock issuable upon exercise of October 2024 Series C warrants outstanding as of December 15, 2025, with an exercise price of $240.00 per share;

•	3,070 shares of our Common Stock issuable upon exercise of other warrants outstanding as of December 15, 2025, with a weighted average exercise price of $6,000.52 per share; and

•	4,831,601 shares of our Common Stock reserved for future grant or issuance as of December 15, 2025, under our equity incentive plan.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of outstanding options and warrants.

Risk Factors

Investing in our securities involves a high degree of risk. Before deciding to invest in our securities, you should carefully consider the risks described in the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025, which are incorporated by reference into this prospectus in their entirety, and may be amended, supplemented or superseded from time to time by our subsequent filings under the Exchange Act, including any subsequent Quarterly Reports on Form 10-Q. You should also consider the risk factors described in any related prospectus supplement or any documents we incorporate by reference in the future.

The risks and uncertainties described therein and herein could materially adversely affect our business, operating results and financial condition, as well as cause the value of our securities to decline. You may lose all or part of your investment as a result. You should also refer to the other information contained or incorporated by reference in this prospectus, including our financial statements and the notes to those statements, and the information set forth under the caption “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned below. Forward-looking statements included in this prospectus are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We disclaim any intent to update any forward-looking statements. The risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

SPECIAL NOTE REGARDING Forward-Looking Statements

This prospectus and the documents that we incorporate herein by reference contain forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “can”, “may”, “could”, “should”, “assume”, “forecasts”, “believe”, “designed to”, “will”, “expect”, “plan”, “anticipate”, “estimate”, “potential”, “position”, “predicts”, “strategy”, “guidance”, “intend”, “budget”, “seek”, “project” or “continue”, or the negative thereof or other comparable terminology regarding beliefs, plans, expectations or intentions regarding the future. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry and are subject to known and unknown risks, uncertainties and other factors. Accordingly, our actual results and the timing of certain events may differ materially from those expressed or implied in such forward-looking statements due to a variety of factors and risks, including, but not limited to, those set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025, and the following factors and risks:

•	our expectations of future revenues, expenditures, capital or other funding requirements;
•	the adequacy of our cash and working capital to fund present and planned operations and growth;
•	our need for additional financing which may in turn require the issuance of additional shares of Common Stock, preferred stock or other debt or equity securities (including convertible securities) which would dilute the ownership held by stockholders;
•	our projections regarding our expectation that our LineaRx subsidiary will significantly narrow its losses for FY26Q1 (ending December 31, 2025) and approach profitability;
•	our business strategy and the timing of our expansion plans, including our BNB Strategy;
•	failure to realize the anticipated benefits of the proposed digital asset treasury strategy;
•	risks related to the Company’s ability to raise and deploy capital effectively;
•	risks relating to an unproven BNB yield generation strategy;
•	the risk that the price of our Common Stock may be highly correlated to the price of the digital assets that we hold;
•	risks related to increased competition in the industries in which the Company does and will operate;
•	risks relating to the treatment of crypto assets for U.S. and foreign tax purposes; and
•	risks related to the unknown returns that the Company’s BNB treasury strategy will generate.

Any or all of our forward-looking statements may turn out to be wrong. They may be affected by inaccurate assumptions that we might make or by known or unknown risks and uncertainties. Actual outcomes and results may differ materially from what is expressed or implied in our forward-looking statements. Among the factors that could affect future results are:

•	the highly volatile nature of the price of BNB and other cryptocurrencies;
•	risks relating to the Company’s operations and business;
•	demand for products and services provided by our LineaRx subsidiary;
•	our ability to sell or otherwise monetize our LineaRx subsidiary;
•	changes in business, market, financial, political and regulatory conditions;
•	risks relating to significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally;
•	risks relating to market volatility, cybersecurity and custody of digital assets, potential changes in laws or accounting standards relating to cryptocurrency, and regulatory developments affecting BNB;
•	economic and industry conditions generally and in our specific markets;
•	the volatility of, and decline in, our stock price; and
•	our ability to obtain the necessary financing to fund our operations and effect our strategic development plan.

All forward-looking statements and risk factors included in this prospectus are made as of the date hereof, and all forward-looking statements and risk factors included in documents incorporated herein by reference are made as of their original date, in each case based on information available to us as of the date hereof, or in the case of documents incorporated by reference, the original date of any such document, and we assume no obligations to update any forward-looking statement or risk factor, unless we are required to do so by law. If we do update one or more forward-looking statements, no inference should be drawn that we will make updates with respect to other forward-looking statements or that we will make any further updates to those forward-looking statements at any future time.

Forward-looking statements may include our plans and objectives for future operations, including plans and objectives relating to the success of our BNB Strategy and our products and our future economic performance, projections, business strategy and timing and likelihood of success. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, future business decisions, demand for our products and services, and the time and money required to successfully complete development and commercialization of our technologies, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

Any of the assumptions underlying the forward-looking statements contained in this prospectus could prove inaccurate and, therefore, we cannot assure you that any of the results or events contemplated in any of such forward-looking statements will be realized. Based on the significant uncertainties inherent in these forward-looking statements, the inclusion of any such statement should not be regarded as a representation or as a guarantee by us that our objectives or plans will be achieved, and we caution you against relying on any of the forward looking-statements contained herein.

Use of Proceeds

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. However, we will receive proceeds from the exercise of the Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants, and a nominal amount from the exercise of the Pre-Funded Warrants, by the Selling Stockholders to the extent they are exercised for cash. We estimate that the maximum proceeds that we may receive from the exercise of the Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants, assuming all such warrants are exercised at their exercise price of $3.82, will be $40.7 million. We do not know, however, whether any of the Series E Warrants, Placement Agent Warrants, Advisory Warrants or Consultant Warrants will be exercised for cash or, if any of the Series E Warrants, Placement Agent Warrants, Advisory Warrants or Consultant Warrants are exercised for cash, when they will be exercised. It is possible that such warrants will expire and never be exercised.

We intend to use the aggregate net proceeds from any cash exercise of the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants primarily for the continued development and implementation of our BNB Strategy, as well as for working capital and general corporate purposes. The actual allocation of proceeds realized from the exercise of these warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. The Selling Stockholders will pay any expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of their Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus, including, without limitation, all registration fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

The Shares being offered by the Selling Stockholders are those previously issued to the Selling Stockholders and those issuable to the Selling Stockholders upon exercise of the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants. For additional information regarding the issuances of those Shares including those issuable upon exercise of the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants, see “Private Placement” above. We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time to time.

Selling Stockholders Joshua Kruger, who is also the Chairman of our Board and a director, Patrick Horsman IRA Investment Trust and Johnathan Pasch are affiliates of, or are controlled by affiliates of, Cypress Management LLC. Cypress Management LLC and its affiliates provide digital asset services to the Company. Patrick Horsman, a principal of Patrick Horsman IRA Investment Trust and an affiliate of Cypress Management LLC, is also our Chief Investment Officer with monthly compensation of $29,167 but is not an executive officer of the Company. Selling Stockholder James Haft is an adviser to Cypress Management LLC. Cypress LLC, an affiliate of Cypress Management LLC, is a Selling Stockholder. See the “Strategic DAS Agreement” and “Strategic Advisor Agreement” sections of this Prospectus for more information. Lucid Capital Markets, LLC has provided investment banking services to the Company and Selling Stockholder John Lipman is an employee of Lucid Capital Markets, LLC. Ground Tunnel Capital LLC provides certain advisory and marketing services to the Company. See the “Consulting Arrangements” section of this Prospectus for more information.

Except for the ownership of the Shares and the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants, the remaining Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of Common Stock and our warrants, as of December 15, 2025, assuming exercise of the warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises.

The third column lists the Shares being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the sum of (i) the number of Common Shares issued to the Selling Stockholders in the Private Placement described above and (ii) the maximum number of Shares issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the Shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the applicable warrants held by Selling Stockholders, a Selling Stockholder may not exercise any such warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such warrants which have not been exercised. The number of Shares in the second, third and fourth columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their Shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to the Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to the Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Shares Beneficially Owned after Offering(1)
2574 Ventures, LLC	60,242	60,242	—	*
Anand Patel	60,242	60,242	—	*
Aneesa Krishnamurthy Roth IRA	180,722	180,722	—	*
Benjamin Werdegar	165,662	165,662	—	*
Boothbay Absolute Return Strategies	96,386	96,386	—	*
Cypress LLC	1,986,634	1,986,634	—	*
Dharma Malempati	180,722	180,722	—	*
Erica SD Gupta	90,360	90,360	—	*
Gaia Digital Assets Fund LP	150,602	150,602	—	*
Galaxy Digital	1,506,024	1,506,024	—	*
George Michalopoulos	85,492	85,492	—	*
Great Point Capital, LLC	316,266	316,266	—	*
Ground Tunnel Capital LLC	209,119	209,119	—	*
Innovation Shares LLC	144,578	144,578	—	*
Intracoastal Capital LLC	736,971	301,204	435,517	2.12%
James Haft	45,180	45,180	—	*
Jason Dorcett	3,012,048	3,012,048	—	*
John Lipman	150,606	150,606	—	*
John Montgomery	113,582	113,582	—	*
Johnathan Pasch	150,604	150,604	—	*
Joshua Kruger	150,604	150,604	—	*
Klexos LLC	60,240	60,240	—	*
Kingsbrook Opportunities Master Fund LP	24,096	24,096	—	*
Logan Levy	60,242	60,242	—	*
Lucid Capital Markets, LLC	451,808	451,808	—	*
Merlin Kauffman	60,240	60,240	—	*
Orca Capital AG	100,302	75,302	25,000	*
Pagidipati Murthy Investments	602,410	602,410	—	*
Patrick Horsman IRA Investment Trust	150,604	150,604	—	*
PL Investment LLC	60,242	60,242	—	*
Raguveer Murthy IRA	301,204	301,204	—	*
Ronak Patel	60,240	60,240	—	*
Scott William Marion	60,242	60,242	—	*
Thomas Diaz	120,482	120,482	—	*
Wai Kit Lau	301,204	301,204	—	*
The Dealmaker Trust	169,442	169,442	—	*
Rahul Gupta	219,392	219,392	—	*
Perianne Boring McNulty	310,757	290,156	20,601	*
Off the Chain. L.P.	3,012,052	3,012,052	—	*
Comstock Multichain Fund, LP	3,012,052	3,012,052	—	*
David Pyne	76,576	76,576	—	*

*	Less than 1%.

(1)	Percentages are based on 20,544,309 shares of Common Stock to be outstanding upon completion of this offering.

Market Price of our Common Stock and Related Stockholder Matters

Market Information

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “BNBX.” A description of the Common Stock is set forth under the heading “Description of Securities.”

The last reported sale price for our Common Stock on December 18, 2025 was $2.26 per share.

Holders

As of December 15, 2025, we had 408 record holders of our Common Stock and no preferred stock issued and outstanding. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of Common Stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent and registrar of our Common Stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 28 Liberty Street, Floor 53, New York, NY 10005.

Dividend Policy

We have never declared or paid any cash dividends on our Common Stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board deems relevant.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the shares of our Common Stock beneficially owned as of December 15, 2025 by (i) each person, or group of affiliated persons, who is known to us to beneficially own 5% or more of the outstanding Common Stock, (ii) each of our named executive officers, current executive officers and directors and (iii) all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Exchange Act.

We have based our calculation of the percentages of beneficial ownership on 4,365,541 shares of our Common Stock outstanding as of December 15, 2025. We have deemed shares of Common Stock subject to stock options that are currently exercisable or exercisable within 60 days of such date to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o 50 Health Sciences Drive, Stony Brook, New York 11790. The information in the table below is based solely on a review of Schedules 13D and 13G as well as the Company’s knowledge of holdings with respect to its employees and directors.

Name and Address of Beneficial Owner	Title of Class	Number of Shares Owned(1)		Percentage of Class
Named Executive Officers, Executive Officers and Directors:
Clay Shorrock	Common Stock	18,701	(2)	*	%
Beth M. Jantzen	Common Stock	18,702	(3)	*	%
Joshua Kruger	Common Stock	150,606	(4)	3.40%
Judith Murrah	Common Stock	18,703	(5)	*	%
Yacov A. Shamash	Common Stock	22,524	(6)	*	%
Joseph D. Ceccoli	Common Stock	22,523	(7)	*	%
Robert B. Catell	Common Stock	22,523	(8)	*	%
Elizabeth Schmalz Shaheen	Common Stock	22,523	(9)	*	%
James A. Hayward(10)	Common Stock	9		*	%
All directors and officers as a group (8 persons)	Common Stock	296,805	(11)	6.68%
5% Stockholders:
Intracoastal Capital LLC	Common Stock	435,517	(12)	9.98%

*	Indicates less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the shares shown. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Includes 4 shares of common stock, 6 shares underlying currently exercisable options and 18,691 shares underlying RSUs that vest on January 15, 2026. Excludes 3 shares underlying options that were granted on March 23, 2023 and vest 25% per year commencing on the first anniversary of grant date. Also excludes 84,388 options granted on December 15, 2025 with a grant date fair value of $200,000 that, vest in equal quarterly installments over a twelve-month period.

(3)	Includes 3 shares of common stock, 8 shares underlying currently exercisable options and 18,691 shares underlying RSUs that vest on January 15, 2026. Excludes 3 shares underlying options that were granted on March 23, 2023 and vest 25% per year commencing on the first anniversary of grant date. Also excludes 84,388 options granted on December 15, 2025 with a grant date fair value of $200,000 that, vest in equal quarterly installments over a twelve-month period.

(4)	Includes 75, 303 shares of common stock and 75,303 shares underlying currently exercisable warrants.

(5)	Includes 3 shares of common stock, 9 shares underlying currently exercisable options and 18,691 shares underlying RSUs that vest on January 15, 2026.

(6)	Includes 1 share of common stock, 12 shares underlying currently exercisable options and 22,511 shares underlying RSUs that vest on January 15, 2026.

(7)	Includes 1 share of common stock, 11 shares underlying currently exercisable options and 22,511 shares underlying RSUs that vest on January 15, 2026.

(8)	Includes 1 share of common stock, 11 shares underlying currently exercisable options and 22,511 shares underlying RSUs that vest on January 15, 2026.

(9)	Includes 1 share of common stock, 11 shares underlying currently exercisable options and 22,511 shares underlying RSUs that vest on January 15, 2026.

(10)	Dr. Hayward served as our Chief Executive Officer, director and Chairman until June 18, 2025.

(11)	Includes 75,317 shares of common stock, 68 shares underlying currently exercisable options, 75,303 shares underlying currently exercisable warrants and 146,117 shares underlying RSUs that vest on January 15, 2026.

(12)	The securities are directly held as of September 5, 2025, by Intracoastal Capital LLC, a Delaware limited liability company (“Intracoastal”), and may be deemed to be beneficially owned by each of Mitchell P. Koplin and Daniel B. Asher. The principal business office of Mr. Kopin and Intracoastal is 245 Palm Trail, Delray Beach, Florida 33483. The principal business office of Mr. Asher is 1011 Lake Street, Suite 311, Oak Park, Illinois 60301. Consists of 435,517 shares of Common Stock issuable upon exercise of a warrant held by Intracoastal (“Intracoastal Warrant 1”). Intracoastal Warrant 1 contains a blocker provision under which the holder thereof does not have the right to exercise Intracoastal Warrant 1 to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates, of more than 9.99% of the outstanding Common Stock. Does not include (i) 250 shares of Common Stock issuable upon exercise of a second warrant held by Intracoastal (“Intracoastal Warrant 2”) because Intracoastal Warrant 2 contains a blocker provision under which the holder thereof does not have the right to exercise Intracoastal Warrant 2 to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates, of more than 4.99% of the outstanding Common Stock, (ii) 150,602 Shares issuable upon exercise of Series E-1 Warrants sold in the Cash Private Placement because such Series E-1 Warrants are subject to a 4.99% ownership blocker and (iii) 150,602 Shares issuable upon exercise of Cash Pre-Funded Warrants sold in the Cash Private Placement because such Cash Pre-Funded Warrants are subject to a 9.99% ownership blocker.

Description of Securities

The following description of the securities that are being offered hereby summarizes the material terms and provisions of such securities. It may not contain all the information that is important to you. For the complete terms of our Common Stock, please refer to our Certificate of Incorporation and our by-laws, as amended (“By-Laws”), which are filed as exhibits to the registration statement which includes this prospectus. See “Where You Can Find More Information.” The Delaware General Corporation Law (“DGCL”) may also affect the terms of these securities. The summary below is qualified in its entirety by reference to our Certificate of Incorporation and By-Laws, each as in effect at the time of any offering of securities under this prospectus.

As of December 15, 2025, our authorized capital stock consists of 200,000,000 shares of Common Stock, par value $0.001 per share, of which 4,365,541 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were issued and outstanding. In addition, as of such date, there were 169,067 shares of Common Stock issuable upon exercise of options outstanding, 199,928 RSUs outstanding, 19,165,333 shares of Common Stock issuable upon exercise of warrants outstanding, and 4,831,601 shares of Common Stock reserved for future grant or issuance. The authorized and unissued shares of Common Stock and preferred stock are available for issuance without further action by our stockholders.

Common Stock

Each stockholder of our Common Stock is entitled to one vote for each share issued and outstanding held on all matters to be voted upon by the stockholders. Our shares of Common Stock have no preemptive, conversion, or redemption rights. The rights, preferences, and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock. Upon the sale of substantially all of our stock or assets or dissolution, liquidation or winding up, and after all liquidation preferences payable to any series of preferred stock entitled thereto have been satisfied, our remaining assets shall be distributed to all holders of Common Stock and any similarly situated stockholders who are not entitled to any liquidation preference or, if there be an insufficient amount to pay all such stockholders, then ratably among such holders. All of our issued and outstanding shares of Common Stock are fully paid and non-assessable. The holders of shares of our Common Stock will be entitled to such cash dividends as may be declared from time to time by the Board from funds available therefor.

The shares of Common Stock offered by this prospectus, when issued and paid for, will also be fully paid and non-assessable.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “BNBX.” The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 28 Liberty Street, Floor 53, New York, NY 10005.

Warrants

Duration, Exercise Price and Exercisability

On October 3, 2025, pursuant to the Cash Securities Purchase Agreement, we issued to certain of the Selling Stockholders (i) Cash Pre-Funded Warrants to purchase up to 2,070,912 shares of Common Stock and (ii) Series E-1 Warrants to purchase up to 4,620,485 shares of Common Stock. In addition, in connection with the closing of the Cash Private Placement, we also issued (i) to the Placement Agent, Placement Agent Warrants to purchase up to 403,236 shares of Common Stock, (ii) to the Strategic Advisor, Advisory Warrants to purchase up to 1,986,634 shares of Common Stock, and (iii) to the Consultant, Consultant Warrants to purchase up to 209,119 shares of Common Stock. On October 21, 2025, pursuant to the Crypto Securities Purchase Agreement, we issued to certain of the Selling Stockholders (i) Crypto Pre-Funded Warrants to purchase up to 3,444,191 shares of Common Stock and (ii) Series E-2 Warrants to purchase up to 3,444,191 shares of Common Stock. Each Pre-Funded Warrant may be exercised for one share of Common Stock at an exercise price of $0.0001 per share. Each of the Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants may be exercised for one share of Common Stock at an exercise price of $3.82 per share.

The Cash Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Cash Pre-Funded Warrants issued in the Cash Private Placement are exercised in full. The Crypto Pre-Funded Warrants are exercisable on or after the later of (i) the Stockholder Approval Date and (ii) the date that, as to each purchaser, the Subscription Amount is delivered in transferrable form reasonably acceptable to the Company with good and marketable title and is free and clear of any security interests, pledges, liens, restrictions, claims or encumbrances of any kind, and thereafter may be exercised at any time until all of the Crypto Pre-Funded Warrants issued in the Crypto Private Placement are exercised in full. The Series E-1 Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants are immediately exercisable for cash for a period of five years from the date of issuance and may also be exercised on a cashless basis at any time beginning six months after their initial issuance if, at the time of exercise, there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the underlying shares of Common Stock by the holder thereof. The Series E-2 Warrants are exercisable for cash on or after the later of (i) the Stockholder Approval Date and (ii) the date that the Subscription Amount is delivered in transferrable form reasonably acceptable to the Company with good and marketable title and is free and clear of any security interests, pledges, liens, restrictions, claims or encumbrances of any kind, and on or prior to 5:00 p.m. (New York City time) on the five year anniversary of such date, and may also be exercised on a cashless basis at any time beginning six months after their initial issuance if, at the time of exercise, there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the underlying shares of Common Stock by the holder thereof.

Subject to limited exceptions, a holder of Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

Fundamental Transactions

In the case of certain fundamental transactions affecting the Company, a holder of Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants, upon exercise of such warrants after such fundamental transaction, will have the right to receive, in lieu of shares of the Common Stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had such warrants been exercised immediately prior to such fundamental transaction.

Adjustments

The exercise price and number of the shares of our Common Stock issuable upon the exercise of the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants will be subject to adjustment in the event of any stock dividends and splits, recapitalization, reorganization or similar transaction, as described in the applicable warrants.

Call Provision

The Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants are subject to a call provision pursuant to which if, (i) the VWAP of the Common Stock for ten out of twenty consecutive trading days (the “Measurement Period”) exceeds $11.46 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like), (ii) the average daily dollar volume for such Measurement Period exceeds $500,000 per trading day, and (iii) the holder thereof is not in possession of any information that constitutes, or might constitute, material non-public information which was provided by the Company, any of its subsidiaries, or any of their officers, directors, employees, agents or affiliates, then the Company may, within one trading day of the end of such Measurement Period, call for cancellation of all or any portion of such warrant for which a notice of exercise has not yet been delivered (such right, a “Call”) for consideration equal to $0.001 per Share underlying such warrant.

Transferability

In accordance with its terms and subject to applicable laws, the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants (subject to the restrictions described below), Advisory Warrants and Consultant Warrants may be transferred at the option of the holder upon surrender of the applicable warrant to us together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

The Placement Agent Warrants will be subject to FINRA Rule 5110(e)(1) in that, except as otherwise permitted by FINRA rules, for a period of 180 days from the commencement of sales of this offering, the Placement Agent Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person except as permitted by FINRA Rule 5110(e)(2). In addition, subject to applicable laws, the Placement Agent Warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the representative warrant to us together with the appropriate instruments of transfer after the initial 180-day period from the commencement of sales of the offering.

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants and we do not expect a market to develop. We do not intend to apply to list any of these warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of such warrants will be limited.

Stockholder Rights

Except as otherwise provided in the Pre-Funded Warrants, Series E Warrants, Placement Agent Warrants, Advisory Warrants and Consultant Warrants, or by virtue of such holder’s ownership of shares of our Common Stock, the holders of such warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise such warrants.

Possible Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and By-Laws

Our Certificate of Incorporation contains provisions that could make it more difficult to acquire control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Anti-Takeover Effects of Delaware Law

Companies incorporated in Delaware are subject to the provisions of Section 203 of the DGCL (“Section 203”), unless the corporation has “opted out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have opted out of Section 203 with an express provision in our Certificate of Incorporation. Therefore, the anti-takeover effects of Section 203 do not apply to us.

In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Election and Removal of Directors

Directors will be elected by a plurality of the voting power of the shares present in person or represented by proxy at the stockholder meeting and entitled to vote on the election of directors. Our Certificate of Incorporation does not provide for a classified board of directors or for cumulative voting in the election of directors. Under Article VIII of the Certificate of Incorporation and Section 3.13 of the By-Laws, directors may be removed by the stockholders of the Company only for cause, and in such case only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Company then entitled to vote in the election of directors. On December 21, 2015, the Court of Chancery of the State of Delaware invalidated as a matter of law certain provisions of the certificate of incorporation and bylaws of VAALCO Energy, Inc. (“VAALCO”), a Delaware corporation, that permitted the removal of VAALCO’s directors by its stockholders only for cause. In In re VAALCO Energy, Inc. Stockholder Litigation, Consol. C.A. No. 11775-VCL (Del. Ch. Dec. 21, 2015), the Court ruled from the bench to hold that, in the absence of a classified board of directors or cumulative voting, VAALCO’s “only for-cause” director removal provisions conflict with Section 141(k) of the DGCL and are therefore invalid. Because the Company’s Certificate of Incorporation and By-Laws contain similar “only for-cause” director removal provisions and the Company does not have a classified board of directors or cumulative voting, the Company will not attempt to enforce the foregoing “only for-cause” director removal provision in light of the VAALCO decision.

Size of Board and Vacancies

The authorized number of directors may be determined by the Board, provided the Board shall consist of at least one (1) member. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

Vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by a vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, at any meeting of the Board.

Amendment

The Certificate of Incorporation may be amended in the manner prescribed by the DGCL. The Board is authorized to adopt, amend, alter or repeal the By-Laws by the affirmative vote of at least a majority of the Board then in office. No amendment to the Certificate of Incorporation or the By-Laws may adversely affect any indemnification right or protection of any director, officer, employee or other agent existing at the time of such amendment, repeal or adoption of an inconsistent provision for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising prior to such amendment, repeal or adoption of an inconsistent provision.

Authorized but Unissued Shares of Common Stock and of Preferred Stock

We believe that the availability of the “Blank Check” preferred stock under our Certificate of Incorporation provides us with flexibility in addressing corporate issues that may arise. The Board has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock. The Board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of Common Stock.

The authorized shares of preferred stock, as well as shares of Common Stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Having these authorized shares available for issuance allows us to issue shares without the expense and delay of a special stockholders’ meeting. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise. The above provisions may deter a hostile takeover or delay a change in control or management of our company.

Advance Notice Procedure

Our By-Laws provide an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders. Only persons nominated by, or at the direction of, the Board or by a stockholder of record who has given proper and timely notice to our secretary prior to the meeting at which such stockholder is entitled to vote and appears, will be eligible for election as a director. In addition, any proposed business other than the nomination of persons for election to the Board must constitute a proper matter for stockholder action pursuant to a proper notice of meeting delivered to us. For notice to be timely, it must generally be delivered to our secretary not less than 90 nor more than 120 calendar days prior to the first anniversary of the previous year’s annual meeting (or if the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after the anniversary date of the previous year’s annual meeting, not earlier than the 120th calendar day prior to such meeting and not later than either the 90th calendar day prior to such meeting or the 10th calendar day after public disclosure of the date of such meeting is first made by us). These advance notice provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us.

Special Meetings of Stockholders

Our By-Laws provide that special meetings of stockholders may be called only by the Chairperson of the Board, the Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board.

Experts

CBIZ CPAs P.C., independent registered public accounting firm, has audited our consolidated financial statements at September 30, 2025 and Marcum LLP, independent registered public accounting firm, has audited our consolidated financial statements at September 30, 2024. On January 24, 2025, Marcum LLP resigned as auditors of the Company and with the approval of the Audit Committee of the Board, CBIZ CPAs P.C. was engaged as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2025. We have incorporated by reference into this prospectus and in the registration statement our financial statements in reliance on CBIZ CPAs P.C.’s report and on Marcum LLP’s report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, given on their respective authority as experts in accounting and auditing.

Legal Matters

Certain legal matters relating to the issuance of the securities offered by this prospectus will be passed upon for us by McDermott Will & Schulte LLP, New York, New York.

Where you can find more information

This prospectus is a part of the registration statement on Form S-1 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file or furnish, as applicable, annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only. Our Internet address is www.bnb.plus and www.adnas.com. The information found on our website is not part of this prospectus and investors should not rely on any such information in deciding whether to invest.

Incorporation of Certain Information by Reference

We have elected to incorporate certain information by reference into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to other documents we have filed or will file with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any statements in the prospectus or any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus and the termination of this offering, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K:

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 filed with the SEC on December 19, 2025;

•	Our Current Report on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed with the SEC on October 1, 2025, October 6, 2025, October 23, 2025, November 17, 2025 and December 15, 2025; and

•	The description of our capital stock contained in our registration statement on Form 8-A (File No. 001-36745) filed with the Commission on November 13, 2014, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in this prospectus). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: BNB Plus Corp., 50 Health Sciences Drive, Stony Brook, New York 11790, c/o Investor Relations, telephone: 631-240-8800. You may also access these documents on our website at www.bnb.plus and www.adnas.com.

Information on our website, including subsections, pages, or other subdivisions of our website, or any website linked to by content on our website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

Up to 18,728,341 Shares of Common Stock

PROSPECTUS

BNB PLUS CORP.

, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting fees and expenses, payable in connection with the registration of the Common Stock hereunder. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

Item	Amount to be paid
SEC registration fee	$9,673.08
Printing expenses	$10,000
Legal fees and expenses	$200,000
Accounting fees and expenses	$25,000
Transfer Agent fees and expenses	$5,000
Miscellaneous expenses	$326.92
Total	$250,000

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The amended and restated certificate of incorporation of the registrant provides for the indemnification of the registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the amended and restated bylaws of the registrant require the registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was a director or officer of the registrant serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s amended and restated certificate of incorporation provides that the registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

As permitted by the Delaware General Corporation Law, the registrant intends to enter into separate indemnification agreements with each of the registrant’s directors and certain of the registrant’s officers which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

The registrant has obtained and maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements the registrant intends to enter into between the registrant and the registrant’s officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

Item 15.	Recent Sales of Unregistered Securities

January 2024 Offering

On January 31, 2024, the Company entered into a Placement Agreement (the “January 2024 Placement Agreement”) with Maxim Group (“Maxim”) pursuant to which Maxim agreed to serve as the sole placement agent, on a “reasonable best efforts” basis, in connection with an offering (the “January 2024 Offering”) of 216 shares of the Company’s Common Stock and pre-funded warrants to purchase up to 162 shares of Common Stock, and in a concurrent private placement, unregistered common warrants (the “January 2024 Common Warrants”) to purchase up to 753 shares of Common Stock. Also on January 31, 2024, in connection with the January 2024 Offering, the Company entered into purchase agreements with the purchasers in the January 2024 Offering (the “January 2024 Purchase Agreements”).

The January 2024 Offering closed on February 2, 2024. The Company received gross proceeds from the January 2024 Offering, before deducting placement agent fees and other estimated offering expenses payable by the Company, of approximately $3.4 million.

Each of the above securities were not registered under the Securities Act and were issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, for transactions not involving a public offering.

October 2024 Offering

On October 30, 2024, the Company entered into a securities purchase agreement with certain institutional investors, pursuant to which the Company agreed to issue and sell, (i) in a registered direct public offering (the “October 2024 RDO”) 25,663 shares of the Company’s Common Stock and pre-funded warrants to purchase up to 1,420 shares of Common Stock, and (ii) in a concurrent private placement (the “October 2024 Private Placement,” and together with the October 2024 RDO, the “October 2024 Offering”) unregistered Series C Common Stock Purchase Warrants to purchase up to 27,083 shares of Common Stock and unregistered Series D Common Stock Purchase Warrants to purchase up to 27,083 shares of Common Stock. In connection with the October 2024 Offering, the Company also entered into an engagement letter, dated August 23, 2024, with Craig-Hallum Capital Group LLC (the “Placement Agent”), pursuant to which the Company agreed to issue to the Placement Agent, or its respective designees, Placement Agent Warrants to purchase up to 1,355 shares of Common Stock.

The October 2024 Offering closed on October 31, 2024. The Company received gross proceeds from the October 2024 Offering, before deducting placement agent fees and other estimated offering expenses payable by the Company, of approximately $6.5 million.

Each of the above securities were not registered under the Securities Act and were issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, for transactions not involving a public offering.

2025 Private Placement

On September 29, 2025, the Company entered into the Cash Securities Purchase Agreement, pursuant to which it agreed to issue and sell to certain of the Selling Stockholders, at an offering price of $3.32 per Share, an aggregate of 4,620,485 Cash Common Shares (and/or Cash Pre-Funded Warrants in lieu thereof), and Series E-1 Warrants to purchase 4,620,485 Shares at a per share exercise price of $3.82. Also on September 29, 2025, the Company entered into the Crypto Securities Purchase Agreement, pursuant to which it agreed to issue and sell to certain of the Selling Stockholders 3,444,164 Crypto Pre-Funded Warrants at a per share exercise price of $3.82 and 3,444,164 Series E-2 Warrants at a per share exercise price of $3.82.

The Cash Private Placement closed on October 3, 2025 and the Crypto Private Placement closed on October 21, 2025. In connection with the closing of the Cash Private Placement, the Company also issued and sold (i) to the Placement Agent, Placement Agent Warrants to purchase 403,236 Shares, (ii) to the Strategic Advisor, Advisory Warrants to purchase 1,986,634 Shares, and (iii) to the Consultant, Consultant Warrants to purchase 209,119 Shares. The Company received gross proceeds from the Private Placement of approximately $27 million, before deducting fees and other offering expenses.

Each of the above securities were not registered under the Securities Act and were issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, for transactions not involving a public offering.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

A list of exhibits required to be filed under this item is set forth on the Exhibit Index of this registration statement and is incorporated in this Item 16(a) by reference.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)              To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)            That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)              Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)             Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)            The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)            Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)            The undersigned registrant hereby undertakes that:

(i)              For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)             For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit		Incorporated by Reference				Filed or Furnished
Number	Description	Form	Exhibit	File No.	Date Filed	Herewith

3.1	Conformed version of Certificate of Incorporation of Applied DNA Sciences, Inc., as most recently amended by the Eight Certificate of Amendment, effective June 2, 2025	S-8	3.1	333-288938	07/25/2025
3.2	Conformed version of By-Laws, as amended by the Certificate of Amendment to the By-Laws, effective November 7, 2024.	S-1	3.2	333-283315	11/19/2024
3.3	Certificate of Amendment to Certificate of Incorporation, effective November 13, 2025	8-K	3.1	001-36745	11/17/2025
4.1	Description of Securities	10-K	4.1	001-36745	12/9/2021
4.2	Form of Pre-Funded Warrant.	8-K	4.1	001-36745	02/01/2024
4.3	Form of Private Common Warrant.	8-K	4.2	001-36745	02/01/2024
4.4	Form of Pre-Funded Warrant	8-K	4.4	001-36745	05/29/2024
4.5	Form of Series A Warrant	8-K	4.2	001-36745	05/29/2024
4.6	Form of Series B Warrant	8-K	4.3	001-36745	05/29/2024
4.7	Form of Placement Agent Warrant	8-K	4.1	001-36745	05/29/2024
4.8	Form of Pre-Funded Warrant	8-K	4.1	001-36745	10/30/2024
4.9	Form of Series C Common Stock Purchase Warrant	8-K	4.2	001-36745	10/30/2024
4.10	Form of Series D Common Stock Purchase Warrant	8-K	4.3	001-36745	10/30/2024
4.11	Form of Placement Agent Warrant	8-K	4.4	001-36745	10/30/2024
4.12	Form of Pre-Funded Warrant (2025 Private Placement)	8-K	4.1	001-36745	10/01/2025
4.13	Form of Series E-1 Warrant	8-K	4.2	001-36745	10/01/2025
4.14	Form of Crypto Pre-Funded Warrant (2025 Private Placement)	8-K	4.3	001-36745	10/01/2025
4.15	Form of Series E-2 Warrant	8-K	4.4	001-36745	10/01/2025
4.16	Form of Advisory Warrant	8-K	4.5	001-36745	10/01/2025
4.17	Form of Placement Agent Warrant (2025 Private Placement)	8-K	4.6	001-36745	10/01/2025
5.1	Opinion of McDermott Will & Emery LLP					Previously Filed
10.1†	Form of employee stock option agreement under the Applied DNA Sciences, Inc. 2005 Incentive Stock Plan	10-Q	4.1	002-90539	05/15/2012
10.2†	Applied DNA Sciences, Inc. 2005 Incentive Stock Plan, as amended and restated	DEF 14A	Appendix A	001-36745	04/04/2019
10.3†	Form of employee stock option agreement under the Applied DNA Sciences, Inc. 2005 Incentive Stock Plan, as amended	10-K	10.1	001-36745	12/14/2015
10.4†	Conformed version of Applied DNA Sciences, Inc. 2020 Equity Incentive Plan, as most recently amended by the Amendment to the Applied DNA Sciences, Inc. 2020 Equity Incentive Plan, effective May 22, 2025	DEF 14A	Appendix C	001-36745	04/15/2025

10.5†	Applied DNA Sciences, Inc. 2020 Equity Incentive Plan Stock Option Grant Notice and Award Agreement	S-8	10.3	333-249365	10/07/2020
10.6†	Form of Indemnification Agreement dated as of September 7, 2012, by and between Applied DNA Sciences, Inc. and each of its directors and executive officers	8-K	10.1	002-90539	9/13/2012
10.7*	License Agreement with Himatsingka America, Inc. dated June 23, 2017	10-Q	10.1	001-36745	8/10/2017
10.8**	Patent and Know-How License and Cooperation Agreement, dated March 28, 2019, between the Company, APDN (B.V.I.), Inc., and ETCH BioTrace S.A.	10-Q	10.10	001-36745	5/9/2019
10.9	Amendment to Leases, dated January 17, 2020, by and between Long Island High Technology Incubator, Inc. and Applied DNA Sciences, Inc.	10-Q	10.5	001-36745	08/06/2020
10.10	Equity Distribution Agreement, dated November 7, 2023, by and between Applied DNA Sciences, Inc. and Maxim Group LLC	8-K	10.1	001-36745	11/7/2023
10.11†	Letter Agreement, dated January 4, 2024, by and between Applied DNA Sciences, Inc. and Judith Murrah.	8-K	10.2	001-36745	1/5/2024
10.12	Amended and Restated Lease Agreement, dated February 24, 2023, by and between Long Island High Technology Incubator, Inc. and Applied DNA Sciences, Inc. (Office Lease).	8-K	10.1	001-36745	02/28/2023
10.13	Amended and Restated Lease Agreement, dated February 24, 2023, by and between Long Island High Technology Incubator, Inc. and Applied DNA Sciences, Inc. (Laboratory Lease).	8-K	10.2	001-36745	02/28/2023
10.14	Lease Renewal Agreement dated January 10, 2024 (Laboratory Lease).	10-Q	10.3	001-36745	02/08/2024
10.15	Placement Agency Agreement by and between Applied DNA Sciences, Inc. and Maxim Group LLC, dated January 31, 2024.	8-K	10.1	001-36745	02/01/2024
10.16	Form of Securities Purchase Agreement, dated January 31, 2024, by and between Applied DNA Sciences, Inc. and the parties thereto.	8-K	10.2	001-36745	02/01/2024
10.17	Form of Purchase Warrant Amendment	8-K	10.1	001-36745	04/19/2024
10.18	Form of Book-Entry Warrant Amendment	8-K	10.2	001-36745	04/19/2024
10.19	Form of Placement Agency Agreement by and between Applied DNA Sciences, Inc. Craig-Hallum Capital Group LLC and Laidlaw & Company (UK) Ltd.	8-K	10.1	001-36745	05/29/2024
10.20	Form of Securities Purchase Agreement, dated October 30, 2024, by and between Applied DNA Sciences, Inc. and the parties thereto.	8-K	10.1	001-36745	10/30/2024
10.21	Form of Warrant Amendment	8-K	10.2	001-36745	10/30/2024
10.22	Waiver of Negative Covenant	8-K	10.3	001-36745	10/30/2024
10.23	Separation Agreement, dated June 16, 2025, by and between Applied DNA Sciences, Inc. and Dr. James A. Hayward.	8-K	10.1	001-36745	06/17/2025

10.24+	Form of Cash Securities Purchase Agreement, dated as of September 29, 2025, between Applied DNA Sciences, Inc. and each Purchaser (as defined therein)	8-K	10.1	001-36745	10/01/2025
10.25+	Form of Cryptocurrency Securities Purchase Agreement, dated as of September 29, 2025, between Applied DNA Sciences, Inc. and each Purchaser (as defined therein)	8-K	10.2	001-36745	10/01/2025
10.26	Form of Cash Registration Rights Agreement by and between Applied DNA Sciences, Inc. and each Purchaser (as defined therein)	8-K	10.3	001-36745	10/01/2025
10.27	Form of Cryptocurrency Registration Rights Agreement by and between Applied DNA Sciences, Inc. and each Purchaser (as defined therein)	8-K	10.4	001-36745	10/01/2025
10.28+	Strategic Digital Asset Services Agreement, dated September 29, 2025, by and between Applied DNA Sciences, Inc. and Cypress LLC	8-K	10.5	001-36745	10/01/2025
10.29+	Strategic Advisor Agreement, dated September 29, 2025, by and between Applied DNA Sciences, Inc. and Cypress Management, LLC	8-K	10.6	001-36745	10/01/2025
10.30	Separation Agreement, dated September 29, 2025, by and between Applied DNA Sciences, Inc. and Judith Murrah	8-K	10.7	001-36745	10/01/2025
10.31	Employment Agreement, dated September 29, 2025, by and between Applied DNA Sciences, Inc. and Clay Shorrock	8-K	10.8	001-36745	10/01/2025
10.32	Employment Agreement, dated September 29, 2025, by and between Applied DNA Sciences, Inc. and Beth Jantzen	8-K	10.9	001-36745	10/01/2025
10.33	At The Market Offering Agreement, dated November 4, 2025, by and between Applied DNA Sciences, Inc. and Lucid Capital Markets, LLC	8-K	1.1	001-36745	11/04/2025
10.34	Form of Consulting Agreement, dated October 1, 2025, by and between Applied DNA Sciences, Inc. and Patrick Horsman	8-K	99.1	001-36745	11/04/2025
14.1	Code of Business Conduct and Ethics.	10-K	14.1	001-36745	12/14/2022
16.1	Letter from Marcum dated January 30, 2025	8-K	16.1	001-36745	01/30/2025
21.1	Subsidiaries of Applied DNA Sciences, Inc.	10-K	21.1	001-36745	12/17/2024
23.1	Consent of Marcum LLP					Filed
23.2	Consent of CBIZ CPAs P.C.					Filed
23.3	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1)					Previously Filed
24.1	Power of Attorney (included on signature page)					Previously Filed
107	Filing Fee Table					Previously Filed

†	Indicates a management contract or any compensatory plan, contract or arrangement.

+	Certain schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will provide a copy of such omitted materials to the Securities and Exchange Commission or its staff upon request.

*	A request for confidentiality has been granted for certain portions of the indicated document. Confidential portions have been omitted and filed separately with the SEC as required by Rule 24b-2 promulgated under the Exchange Act.

**	Portions of this exhibit have been omitted because the information is both not material and is the type that the Company treats as private or confidential. The omissions have been indicated by bracketed asterisks (“[***]”).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Stony Brook, State of New York, on December 22, 2025.

BNB PLUS CORP.

By:	/s/ Clay Shorrock
Clay Shorrock
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Clay Shorrock	Chief Executive Officer and President	December 22, 2025
Clay Shorrock	(Principal Executive Officer)

/s/ Beth M. Jantzen	Chief Financial Officer	December 22, 2025
Beth M. Jantzen	(Principal Financial Officer and Principal Accounting Officer)

/s/ Joshua Kruger	Chairman of the Board of Directors	December 22, 2025
Joshua Kruger

*
Judith Murrah	Director	December 22, 2025

*	Director	December 22, 2025
Yacov A. Shamash

*	Director	December 22, 2025
Robert B. Catell

*	Director	December 22, 2025
Joseph D. Ceccoli

*	Director	December 22, 2025
Elizabeth M. Schmalz Shaheen

*By:	/s/ Beth Jantzen
Name: Beth Jantzen
Title: Attorney-in-Fact